Exhibit 99.1

NEWS RELEASE

US GOLD OUTLINES NEVADA EXPLORATION PROGRAM

FOCUSING ON DISCOVERING THE NEXT CORTEZ HILLS

Denver, Colorado (August 6, 2008) - US GOLD CORPORATION (AMEX:UXG - TSX:UXG - Frankfurt:US8) announces that drilling has resumed on its Cortez Trend properties. The Company’s primary objective in Nevada is to discover the next Cortez Hills deposit. Cortez Hills, owned by the world’s largest gold producer, is Nevada’s largest gold discovery of the past decade and located just 10 miles (16 km) north of US Gold.

“During the first half of 2008, US Gold undertook a detailed analysis of its prior results to determine where the greatest odds of discovering the next Cortez Hills exist. A lot of people thought we had abandoned Nevada and shifted our focus to Mexico. Nothing could be further from the truth! After making significant changes to our program in Nevada, I believe we have improved the odds of making a discovery,” stated Rob McEwen, Chairman and CEO of US Gold.

US Gold’s 2008-2009 Nevada exploration program will consist of approximately 50,000 ft. (15,240 m) of drilling. Exploration will focus on the Gold Bar property and Tonkin, where US Gold recently published an updated NI 43-101 resource estimate [Measured + Indicated 1,447,000 ounces of gold at a grade of 0.041 ounces per ton (opt) and Inferred 311,000 ounces of gold at a grade of 0.033 opt]. Both projects are situated in Nevada’s prolific Cortez Trend.

Exploration Targets

US Gold’s geologic team, working with Ore Reserves Engineering, author of the recent Tonkin NI 43-101 resource estimate, Diagnos, a leader in artificial intelligence, and Mira Geoscience, have identified several prospective drill targets on the Gold Bar and Tonkin properties (Figure 1).

Targets that have been developed at Gold Bar are directly adjacent to the known mineral zone. Extensions and intersections of the structures that are believed to control this mineralization have been identified by US Gold and Diagnos and will serve as the primary focus during the Gold Bar drill program.

At Tonkin, two prospective areas have been outlined. The first target area is located along a major north-northwest structure on the west side of the property. The second target area is situated near the eastern edge of the mineral resource. Geophysics over the western target has identified four potential hydrothermal systems that are commonly the source of large mineral deposits throughout Nevada. One of the most exciting targets in this area contains a large geophysical signature that extends from near surface to more than 1 mile (1.6 km) at depth.

Metallurgical Testing

Phase two metallurgical test work has begun at Tonkin. The property previously produced approximately 30,000 ounces of gold from 1985-1989 when operations ceased due to poor gold recovery.

During the spring of 2008 US Gold announced that ore from Tonkin underwent several tests to determine the best process method. Newmont Mining’s N2TEC patented technology showed the best gold recoveries, with initial results significantly higher than those experienced using traditional floatation methods.

The goal of US Gold’s current metallurgical testing is to identify a processing technique that will improve the financial returns expected from Tonkin. US Gold believes that if the larger scale test is able to confirm the earlier work, the project’s potential economic returns would be significantly enhanced.

Resource Estimate Update

US Gold is currently preparing initial resource estimates on two Nevada projects, Gold Bar and Limo. The resource estimates are expected to be completed during the third and fourth quarters respectively.

On both properties the gold mineralization consists of mainly oxide ore that is believed to be very amendable to heap leach gold recovery. The initial estimates will build upon US Gold’s total gold resource and provide a basis from which it hopes to grow the respective projects.

ABOUT US GOLD

US Gold Corporation is a United States based gold exploration company exploring throughout northeastern Nevada and has recently begun exploration in Mexico. The Company has large land holdings and a good treasury. US Gold’s shares trade on the American and Toronto Stock Exchanges under the symbol UXG.

QUALIFIED PERSON

This news release has been viewed and approved by Steve Brown, Senior Geologist and Project Manager, who is a Qualified Person as defined by National Instrument 43-101 and is responsible for program design and quality control of exploration undertaken by the Company at its Nevada properties.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101 , commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different.

The SEC permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. Investors should be aware that the issuer has no “reserves” as defined by Guide 7 and are cautioned not to assume that any part or all of mineral resources will be confirmed or converted into Guide 7 compliant “reserves”. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute Guide 7 complaint “reserves” by SEC standards as a in-place tonnage and grade without reference to unit measures

This press release also contains information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC’s mining guidelines strictly prohibit information of this type in documents filed with the SEC. U.S. investors are cautioned that mineral deposits on adjacent properties are not indicative of mineral deposits on our properties.

For further information contact:
Ana Aguirre	Mailing Address
Manager, Investor Relations	99 George Street, 3rd Floor
Tel: (647) 258-0395	Toronto, ON M5A 2N4
Toll Free: (866) 441-0690	E-mail: info@usgold.com
Fax: (647) 258-0408

Figure 1
Tonkin & Gold Bar Drill Targets	Aug 06, 2008

Tonkin
Gold Bar
Legend
Drill Target (Aug 06, 2008)
Gold Mineralization
Previously Mined Area
0
2
4
Miles
0
3
6
Km
N